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                                                                    Exhibit 6.12

                              CONSULTING AGREEMENT


                  THIS AGREEMENT is entered into as of September 30, 1997, by and between Food Extrusion, Inc., a Nevada corporation (the "Company"), and Robert H. Hesse, an individual (hereinafter "Consultant").

                                R E C I T A L S:

                  A. The Company desires to have Consultant's services available to the Company as a consultant to provide the corporate development and strategic planning services.

                  B.  Consultant   desires  to  enter  into  such  a  consulting
relationship with the Company.

                  C. Consultant and the Company entered into that certain Employment Agreement, dated as of April 1, 1997 (the "Employment Agreement"), and Consultant and the Company intend to terminate the Employment Agreement effective as of the execution of this agreement;

                  D. Consultant acknowledges that in the course of his consulting relationship with the Company he will have access to and become acquainted with various trade secrets consisting of financial plans, strategic directions, formulae, patterns, devices, designs, secret inventions, processes, diagrams, drawings, product specifications, manufacturing procedures, test procedures, parts information, printed circuit patterns, software (including source and object codes), algorithms, inspection procedures, programs, schematics, wiring diagrams and other compilations of information which are owned by the Company, are used in the operation of its business and are confidential and of special and unique value (hereinafter "Company Confidential Information").

                  E.  Consultant   acknowledges   that  in  the  course  of  his

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consulting  relationship he may be involved in the development  and/or discovery of financial plans, strategic directions, new techniques, products, designs, programs, formulae, algorithms, improvements and discoveries and/or related innovations (hereinafter "Innovations") during his status as a consultant to the Company.

                  F. Due to the highly competitive nature of the Company's business enterprise and products, the Company wishes to protect the proprietary rights to and confidentiality of the Company Confidential Information and Innovations. Consultant acknowledges the necessity and desirability of such protection.

                  G. The intent of this Agreement is to carry out the purposes of the parties as set forth above.

                  NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

                  1.       Recitals.

                  The recitals set forth above shall be deemed to be a part of this Agreement as though such provisions had been set forth in full in this Agreement.

                  2.       Compensation.

                  Consultant hereby agrees to perform consulting services as agreed upon by both parties. Consultant shall be paid by the Company at the rate of $10,000 per month ("Consulting Fee"). The Consulting Fee shall include all expenses or other costs associated with the performance of the consulting services and Consultant shall not be entitled to reimbursement from the Company for any such expenses or costs.

                  3.       Minimum Work Schedule.

                  Consultant shall be required to work a minimum of 50 hours per month as a consultant for the Company.

                  4.       Reports.
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                  Consultant  shall supply a monthly  status report to the Chief
Executive Officer regarding the status of projects worked on and the hours worked during the prior month.

                  5.       Status of Consultant.

                  Consultant hereby acknowledges and agrees that he will be acting as an independent contractor to the Company, rather than an employee, and that, therefore, the Company will not provide any health care or any other benefits to Consultant and shall not be required to withhold state and Federal income taxes, or to make payments for FICA, unemployment insurance or any other payroll taxes, and that Consultant will report such earnings as earnings from self-employment when he files his state and Federal income tax returns. Consultant hereby resigns from the board of directors and as an officer of the Company effective the date of the execution of this Agreement.

                  6.       Innovations.

                  Consultant hereby agrees that he will promptly inform and disclose to the Company all Innovations which Consultant develops or becomes aware of during the term of this consulting relationship with the Company which may pertain or relate to the business of the Company or to any experimental work carried on by the Company, whether conceived during regular working hours or not. All such Innovations shall be the exclusive property of the Company. Consultant further agrees to assist the Company in obtaining patents on all such Innovations deemed patentable by the Company and in obtaining copyrights on all such Innovations deemed copyrightable by the Company. Consultant agrees to execute all documents and do all things necessary to obtain letters patent or copyrights to vest the Company with full and exclusive title thereto, and to protect the same against infringement by others.

                  7.       Company Confidential Information.

                  Consultant agrees that he will not disclose any Company Confidential Information, directly or indirectly, or use such information in any way during his consulting relationship or at any time thereafter without the written permission of the Company.

                  8.       Company Equipment.
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                  Consultant  agrees that all equipment and other items relating to the business of the Company, whether prepared by Consultant or otherwise coming into his possession, shall remain the exclusive property of the Company
and  shall  not  be  removed  from  the  premises  of  the  Company   under  any
circumstances whatsoever without the prior written consent of the Company.

                  9.       Termination.

                  The consulting relationship between Consultant and the Company shall continue for a period of two (2) years from the date hereof and shall automatically terminate upon the expiration of the two (2) year period.

                  10.      Applicable Law.

                  The provisions of this Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of California.

                  11.      Severability.

                  To the extent that the agreements and covenants set forth herein, or any word, phrase, clause, sentence thereof shall be found to be illegal or unenforceable for any reason, such word, clause, phrase or sentence shall be modified or deleted in such a manner so as to make the contract as modified legal and enforceable under applicable laws; and the balance of the covenants, or parts thereof, shall not be affected thereby, the balance being construed as severable and independent.

                  12.      Successors - Assignment.

                  The agreements and covenants set forth herein shall inure to the benefit of the successors and assigns of the parties. This Agreement may not be assigned by Consultant. The Company and its successors and assigns may assign all of the Company's (or their) rights and delegate all of the Company's (or their) duties under this Agreement to any person or entity.


                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
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                                  THE COMPANY:


                                            By: /s/ Allen Simon
                                               -------------------
                                            Allen Simon, Chief Executive Officer

                                   CONSULTANT:


                                            /s/ Robert Hesse
                                            -----------------
                                            Robert H. Hesse